         Exhibit 99.1

                                                                                                FOR IMMEDIATE RELEASE
                                                                                                          February 3, 2005

                                                                                                          Contact:
                                                                                                          John B. Woodlief
                                                                                                          Vice President - Finance
                                                                                                          and Chief Financial Officer
                                                                                                          704-372-5404

Ruddick Corporation Reports Fiscal First Quarter 2005 Results

CHARLOTTE, N.C.-February 3, 2005--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the 2005 fiscal first quarter ended January 2, 2005 increased by 5.0% to $726.9 million from $692.4 million in the first quarter of fiscal 2004. The increase in sales during the quarter was attributable to sales increases at both the Harris Teeter supermarket subsidiary and the Company's American & Efird ("A&E") sewing thread subsidiary.

In the first fiscal quarter of 2005, consolidated net income rose 20.7% to $16.6 million, or $0.35 per diluted share, from $13.8 million, or $0.30 per diluted share, in the prior year's first quarter.  The gain in earnings over the prior year resulted from a 12.9% increase in operating profit at Harris Teeter, a 56.9% operating profit increase at A&E, and a slight decrease in unallocated corporate expenses.

Harris Teeter's sales increased by 4.9% to $655.2 million in the first quarter of fiscal 2005 compared to sales of $624.7 million in the first quarter of fiscal 2004.  The increase in sales was primarily attributable to a 3.78% increase in comparable store sales.  In addition, sales increased as a net result of sales from new stores offset by sales from closed stores. During the first fiscal quarter of 2005, Harris Teeter closed one older store and completed the remodeling of five stores, two of which were expanded in size.  The company operated 137 stores at January 2, 2005.  Harris Teeter currently anticipates opening ten new stores and completing remodels on eleven stores during the remainder of fiscal 2005. The company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest older or underperforming stores.

Operating profit at Harris Teeter increased by 12.9% to $29.1 million in the first fiscal quarter of 2005 as compared to $25.8 million in the prior year period.  Operating profit as a percent of sales improved by 32 basis points to 4.45% in the first quarter of fiscal 2005 from 4.13% in the same period last year. Operating profit and margin improvements were achieved primarily through the continued growth in total and comparable store sales, and effective retail pricing and promotional spending programs.   The continued emphasis on cost controls has helped offset increased medical and benefit costs and closed store expenses.

Thomas W. Dickson, President and CEO of Ruddick commented that, "Our success, as measured by our continued comparable store sales increases and improved profits, results from our focus on providing our customers with a superior shopping experience in terms of value, quality and customer service."

A&E sales of $71.7 million in the first quarter of fiscal 2005 increased by 5.8% from the $67.7 million in the prior year period. The increase was driven by foreign sales increases of 11.0% and domestic sales increases of 0.2%.   Foreign sales continued to grow and accounted for approximately 55% of A&E sales for the first quarter of fiscal 2005 up from approximately 52% in the prior year period.

A&E's operating profit was $1.5 million in the 2005 first fiscal quarter compared to $969,000 in the previous year's first fiscal quarter. Operating profit for the first fiscal quarter of 2004 was reduced by $369,000 for severance related costs resulting from the company's closing of its spinning plant in Maiden, NC.  The increase in domestic and foreign sales contributed to the increased operating profits from the prior year period.

Dickson said, "We remain focused on expanding our foreign operations and optimizing costs and manufacturing capacities globally.  In addition, we will continue to monitor cost containment initiatives in our U.S. operations and maintain the high quality of product and service that is American & Efird's hallmark."

For the first three months of fiscal 2005, depreciation and amortization for the consolidated Ruddick Corporation totaled $19.0 million and capital expenditures totaled $17.4 million. During the fiscal first quarter Harris Teeter spent $15.8 million in capital expenditures, and estimates total capital spending for fiscal 2005 of approximately $94 million, compared to $83.9 million in fiscal 2004. In addition to the capital expenditures, during the first fiscal quarter of 2005 Harris Teeter has invested $8.5 million in the development of certain of its new stores.  Such development capital spending is not included in Harris Teeter's total anticipated fiscal 2005 capital expenditures of approximately $94 million.  Year to date, A&E has spent $1.6 million in capital expenditures.  A&E expects total fiscal year 2005 capital spending of approximately $11 million, compared to $8.1 million last year.

The Company's management remains conservative in its expectations for the remainder of fiscal 2005 due to the intense competition in the retail grocery segment and the continued challenging business conditions in the textile and apparel segment.  Further operating improvement will be dependent on the Company's ability to offset rising health care and benefit costs with additional operating efficiencies and to effectively execute its global expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; the ability to predict the required contributions to the Company's pension plan; the cost and stability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and benefits costs; and successful execution of initiatives designed to increase sales and profitability. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this report.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread with global operations.

 ###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	13 weeks ended
	January 2,	December 28,
	2005	2003
NET SALES
Harris Teeter	$ 655,231	$ 624,652
American & Efird	71,661	67,713
Total	726,892	692,365

COST OF SALES
Harris Teeter	463,648	445,313
American & Efird	54,063	51,020
Total	517,711	496,333

GROSS PROFIT
Harris Teeter	191,583	179,339
American & Efird	17,598	16,693
Total	209,181	196,032

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Harris Teeter	162,452	153,548
American & Efird	16,077	15,355
Corporate	1,250	1,656
Total	179,779	170,559

EXIT AND IMPAIRMENT CHARGES
American & Efird	-	369

OPERATING PROFIT (LOSS)
Harris Teeter	29,131	25,791
American & Efird	1,521	969
Corporate	(1,250)	(1,656)
Total	29,402	25,104

OTHER EXPENSE (INCOME)
Interest expense	3,274	3,179
Interest income	(538)	(273)
Net investment (gains) losses	(193)	(249)
Minority interest	285	341
Total	2,828	2,998

INCOME BEFORE TAXES	26,574	22,106
INCOME TAXES	9,945	8,324
NET INCOME	$ 16,629	$ 13,782

NET INCOME PER SHARE:
Basic	$ 0.35	$ 0.30
Diluted	$ 0.35	$ 0.30

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	46,889	46,264
Diluted	47,369	46,440

DIVIDENDS DECLARED PER SHARE - Common	$ 0.11	$ 0.10

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	January 2,	December 28,
	2005	2003
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 49,540	$ 49,090
Temporary Investments	60,311	57,543
Accounts Receivable, Net	70,802	69,199
Inventories	236,754	231,051
Net Current Deferred Income Tax Benefits	13,206	11,862
Prepaid and Other Current Assets	22,464	21,457
Total Current Assets	453,077	440,202

PROPERTY, NET	537,203	517,612
INVESTMENTS	63,348	47,624
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	6,125	4,471
OTHER LONG-TERM ASSETS	55,484	56,366

Total Assets	$ 1,123,406	$ 1,074,444

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$ 4,026	$ 2,470
Current Portion of Long-Term Debt	8,587	31,679
Accounts Payable	140,066	146,456
Federal and State Income Taxes	11,952	7,464
Accrued Compensation	25,013	25,695
Other Current Liabilities	57,460	50,725
Total Current Liabilities	247,104	264,489

LONG-TERM DEBT	157,389	160,748
NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	22,459	28,031
PENSION LIABILITIES	65,476	65,532
OTHER LONG-TERM LIABILITIES	54,747	40,154
MINORITY INTEREST	8,096	9,099

SHAREHOLDERS' EQUITY:
Common Stock	62,352	48,680
Retained Earnings	546,638	498,289
Accumulated Comprehensive Income	(40,855)	(40,578)
Shareholders' Equity	568,135	506,391

Total Liabilities and Shareholders' Equity	$ 1,123,406	$ 1,074,444

RUDDICK CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	13 WEEKS ENDED
	January 2,	December 28,
	2005	2003
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 16,629	$ 13,782
Non-Cash Items Included in Net Income
Depreciation and Amortization	18,963	18,868
Deferred Taxes	(2,527)	(862)
Net Gain on Sale of Property	(791)	(1,335)
Other, Net	1,807	1,785
Increase in Current Assets	(3,994)	(14,049)
Decrease in Current Liabilities	(12,187)	(9,701)
Increase in Certain Long-Term Liabilities	5,682	5,569
NET CASH PROVIDED BY OPERATING ACTIVITIES	23,582	14,057

INVESTING ACTIVITIES
Net Decrease in Temporary Investments	161	799
Capital Expenditures	(17,437)	(12,936)
Purchase of Other Investments	(8,544)	(14,087)
Proceeds from Sale of Property and Partnership Distributions	5,676	3,428
Company-Owned Life Insurance, Net	(1,545)	(1,555)
Other, Net	(62)	430
NET CASH USED IN INVESTING ACTIVITIES	(21,751)	(23,921)

FINANCING ACTIVITIES
Net Proceeds from (Payments on) Short-Term Borrowings	1,438	(197)
Payments on Long-Term Debt	(258)	(175)
Dividends Paid	(5,180)	(4,628)
Proceeds from Stock Issued	5,185	879
Other, Net	(55)	(147)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,130	(4,268)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,961	(14,132)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	46,579	63,222

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 49,540	$ 49,090

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 3,259	$ 3,103
Income Taxes	$ 1,653	$ 1,705
Non-Cash Activity:
Assets Acquired Under Capital Leases	$ -	$ 3,574

RUDDICK CORPORATION
OTHER STATISTICS
January 2, 2005
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
1st Quarter	$ 14.6	$ 4.0	$ 0.4	$ 19.0

Capital Expenditures:
1st Quarter	$ 15.8	$ 1.6	-	$ 17.4

Purchase of Other Investment Assets:
1st Quarter	$ 8.5	-	-	$ 8.5

				Quarter and
Harris Teeter Store Count:				Year to Date

Beginning number of stores				138
Opened during the period				-
Closed during the period				(1)
Stores in operation at end of period				137

				Quarter and
				Year to Date

Harris Teeter Comparable Store Sales Increase				3.78%

Definition of Comparable Store Sales:
Comparable stores are those stores that are in operation for the entire time of the respective reporting periods.
A new store must be in operation for 14 months before it enters into the calculation of comparable store sales.
A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store, but only if, in fact, the existing store is concurrently closed. Sales increases from remodeled and expanded existing comparable stores are included in the calculations of comparable store sales.